Exhibit 10.19

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Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Katmandu Park Punta Cana

HOUSE QUEST

ATTRACTION HARDWARE

SALES AGREEMENT

between

Sierra Parima, S.A.S.

and

Falcon’s Treehouse National, LLC

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Falcon’s Treehouse National, LLC Seller	Page 1 of 30	Sierra Parima, S.A.S. Buyer

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Falcon’s Treehouse National, LLC Seller	Page 2 of 30	Sierra Parima, S.A.S. Buyer

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ATTRACTION HARDWARE SALES AGREEMENT

THIS AGREEMENT (this “Agreement” or “Contract”) is entered into on the 20th day of June 2022 (“Entry Date”) and made effective nunc pro hmc as to 28th day of April, 2021 (“Effective Date”), by and between SIERRA PARIMA, S.A.S., commercial company organized and existing under the laws of the Dominican Republic, registered in the National Taxpayers Registry (RNC) under the number [***], domiciled at the administrative offices of Palma Real Shopping Village, Bávaro, municipal tourist district Verón-Punta Cana, Salvaleón de Higüey municipality, La Altagracia province, Dominican Republic, duly represented for the purposes of this act by SAMUEL JORGE BELLO LIGHTBOURNE, of legal age, bearer of the Dominican ID [***], domiciled for these purposes at the administrative offices of Palma Real Shopping Village, Bávaro, municipal tourist district Verón- Punta Cana, Salvaleón de Higüey municipality, La Altagracia province, Dominican Republic (“Buyer”), and FALCON’S TREEHOUSE NATIONAL, LLC, commercial company organized and existing under the laws of Florida (registered number: L06000122450), domiciled and having its registered office at 6996 Piazza Grande Avenue, Suite 301, Orlando, FL 32835, duly represented for the purposes of this act by CECIL D. MAGPURI, of legal age, bearer of the U.S. passport number [***], domiciled at the administrative offices of 6996 Piazza Grande Avenue, Suite 301, Orlando FL 32835 (“Seller”).

Background:

WHEREAS, the Buyer requires a House Quest attraction (the “Attraction” as more specifically described in Appendix A hereto) to be supplied and installed at the Katmandu Park located in Punta Cana, Dominican Republic (“Site”); and

WHEREAS, the Buyer desires to enter into this contract (the “Contract”) to perform all future obligations of Katmandu Group, LLC (“Katmandu”) under the Contract and to receive any future benefits under the Contract as from the Entry Date of this Agreement;.

NOW, THEREFORE, IN CONSIDERATION of the foregoing and of the mutual terms and conditions set forth below, the parties, intending to be legally bound hereby, agree as follows:

Article 1. Obligations of Seller

1.1 Seller shall:

(a)	design and engineer the Attraction for the Site in a first-class workmanlike manner per this Scope of Work in accordance with industry standards based upon the Site characteristics, attraction size, capacity and other system design technical specifications set forth in Appendix A, which may be modified from time to time with the mutual agreement of the parties in writing and signed by both parties (collectively, the “Agreed Specifications”);

(b)	manufacture, fabricate and/or procure the physical components of the Attraction (collectively the “Components”);

(c)	supervise the installation of the Attraction at the Site; and

(d)	provide final adjustments to maximize Attraction performance.

The Seller’s duties as outlined above are described in more detail in Appendix B (“Scope of Work”). The Scope of Work also includes a timetable for the manufacture, procurement and delivery of the Components and other related matters in Appendix E (“Project Schedule”), all of which are collectively described herein as the “Work.”

Article 2. Purchase Price and Payment Terms

2.1	The Buyer shall pay to Seller the total purchase price (minus any amounts previously paid by Katmandu under the Contract as indicated in Appendix C) for the Attraction set forth in Appendix C (“Purchase Price”) in the amounts and at the times set forth in Appendix C.

2.2	In addition to the Purchase Price, Seller shall be reimbursed for travel expenses as described in Appendix F (“Travel Policy”). All travel expenses as contemplated herein, if any, shall be invoiced with supporting receipts and/or documents by Seller monthly and separately from any invoices submitted pursuant to the terms in Appendix F herein.

Falcon’s Treehouse National, LLC Seller	Page 3 of 30	Sierra Parima, S.A.S. Buyer

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2.3	Not used.

2.4	Any installment of the Purchase Price that is not paid when due shall accrue interest from the scheduled payment date at a rate of 4% per annum on the late payment.

Article 3. Term

3.1	This Agreement shall commence on the Entry Date and shall continue until the timely completion of the Work in accordance with the Project Schedule attached hereto in Appendix E, as the same may be revised from time to time by the mutual agreement of the parties to this Agreement, unless earlier terminated by either party in accordance with the provisions hereof (the “Term”). The parties agree that Seller shall not move into the Procurement & Fabrication phase of the Work (as outlined in Appendix B2: Scope of Work) until (i) Buyer issues a written notice to proceed to Seller for either or both of those phases and (ii) Buyer pays the invoice(s) issued by Seller for the kickoff of Procurement & Fabrication portion of the work.

3.2	In the event the shipment of the Attraction is delayed more than thirty (30) calendar days beyond the scheduled shipment date due to Site delays or other similar events (the “Delay”) through no fault of Seller’s, Buyer shall pay Seller, as long as the delay is due to a breach caused by the Buyer, a monthly fee of $25,000 for the initial three months’ Delay and $35,000 for any Delay exceeding three months, as liquidated damages for the extended duration of the shipment for each month that the shipment extends past the scheduled shipment date. Said liquidated damages shall be prorated for partial months of Delay. The Parties acknowledge that it is not possible at this time to calculate or determine the damages that Seller might incur should a Delay not caused by Seller should occur and therefore agree the payment of liquidated damages is a fair and reasonable measure of damages and shall constitute the sole and exclusive remedy of Seller for its loss.

Article 4. Obligations of Buyer

4.1	Buyer will promptly provide Seller, to the extent not previously provided by Katmandu, with all existing documents and known information in its possession or control that is reasonably necessary to affect the installation of the Attraction, including reasonably accurate details and drawings of the Site layout, a Site survey, structural engineering/analysis and design of Site building, Site facility “as built’’ information, etc., subject to verification of site conditions by Seller prior to the start of installation of the Attraction.

4.2	Seller will provide Buyer with Attraction layout information, including facility impact information so Buyer can design and implement foundation, building and other site requirements and specifications. Buyer will be responsible for preparing the Site for the installation of the Attraction, including a timetable for completion of all such requirements (collectively, the “Buyer Site Preparation Requirements,” subject to verification of site conditions by Seller prior to the start of installation of the Attraction).

4.3	The Buyer shall complete in a first-class workmanlike manner all Buyer Site Preparation Requirements in accordance with the mutually agreed schedule and specifications therefor.

4.4	The Buyer shall timely complete all Buyer Site Preparation Requirements as required to be completed prior to installation of the Attraction and shall coordinate on-going Site Preparation Requirements according to mutually agreed schedule. Seller acknowledges and agrees that installation of the Attraction will, in part, take place simultaneous with the on-going construction/modification of the Site buildings and will timely advise Buyer regarding reasonable precautions that are to be taken to protect the Components of the Attraction from damage.

4.5	Buyer shall be responsible for all expenses related to the Buyer Site Preparation Requirements.

4.6	In addition to the Buyer Site Preparation Requirements, Buyer shall, at its cost and expense:

4.6.1	obtain all permits, licenses and other governmental approvals necessary for Seller to timely perform its obligations hereunder at the Site, including all work permits and other governmental approvals required for Seller’s onsite personnel;

4.6.2	notify Seller of regulatory requirements that should be considered by Seller as those factors become known to Buyer;

4.6.3	hire skilled laborers to install the Attraction in a first-class workmanlike manner;

4.6.4	provide appropriate power (including three-phase) to locations required for each specific Attraction, to be identified at completion of Detailed Engineering;

Falcon’s Treehouse National, LLC Seller	Page 4 of 30	Sierra Parima, S.A.S. Buyer

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4.6.5	intentionally omitted;

4.6.6	provide conduit and wiring to the equipment connection points, as required, to connect the Attraction equipment within the Site facility, to locations identified in the Detailed Engineering;

4.6.7	provide termination of wiring to equipment and to cabinets in identified locations;

4.6.8	intentionally omitted;

4.6.9	provide general house lighting, excluding show lighting;

4.6.10	provide maintenance tools, lifting devices, infrastructure, and scaffolding equipment for installation of the Attraction;

4.6.11	provide emergency evacuation equipment;

4.6.12	provide suitable maintenance area for the Attraction;

4.6.13	provide a clean Site and internally “installation ready” facility at the appropriate stage of installation of the Attraction;

4.6.14	provide conditioned equipment room(s) for A/V, lighting controllers, and equipment per Seller’s specifications;

4.6.15	provide all air conditioning/cooling systems as required to maintain a stable operating environment for the Attraction, projectors, and PC cluster rack(s);

4.6.16	provide a dedicated high-speed internet connection (fixed IP) for all remote system diagnostics, testing, and analysis (specifics of speed to be determined after engineering);

4.6.17	provide fire detection and control system within the Site facility; Seller to provide input on special situations where tire detection or control is appropriate based on the nature of the equipment installed or the show scene which is created.

4.6.18	provide CCTV supervision for the Attraction;

4.6.19	provide warning signage;

4.6.20	notify Seller of security, health, safety, and environmental requirements for the site;

4.6.21	supply queue line railings and eye-glass washers, if applicable, for the Attraction;

4.6.22	provide Site office(s) for Seller’s on-site staff during the installation of the Attraction; and

4.6.23	purchase spare parts recommended by Seller for the Attraction based on parts provided by Seller and as agreed of by Buyer.

4.7	Buyer shall make the Site accessible to Seller to provide supervision of installation of the Attraction; provided that Seller shall coordinate its Work with other vendors, contractors, subcontractors and suppliers working at the Site.

4.8	Buyer shall notify Seller of any regulatory requirements that are applicable to the Scope of Work of Seller, if any, as those factors become known to Buyer.

Article 5. Changes and Delays

5.1	Either party may at any time during the progress of the project request additions to, reductions in or other alterations of (all hereinafter referred to as a “Change”) the Scope of Work. Seller shall provide Buyer with any comments to the requested Change, as well as the impact of any proposed Change on the Purchase Price and any modifications to the Agreed Specifications and/or the Project Schedule that would result from such request for a Change within two (2) business days. No Change shall be considered as an addition, reduction or alteration to the Scope of Work, nor shall Seller be required to perform any work pursuant to or in contemplation of a Change, unless made pursuant to a written Change Order executed by both parties. Such Change Order will specify the Change, the addition to the Purchase Price and any modifications to the Agreed Specifications and/or the Project Schedule as a result of such Change. Any changes in the Purchase Price due to a Change Order shall, unless otherwise agreed, be paid to Seller in cash only.

5.2	If the Buyer, for any reason whatsoever, fails to meet any of its material obligations hereunder, including without limitation payment obligations, or a delay in the completion of the Buyer Site Preparation Requirements, the dates for Seller’s performance set forth in the Project Schedule shall be extended accordingly.

Falcon’s Treehouse National, LLC Seller	Page 5 of 30	Sierra Parima, S.A.S. Buyer

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Article 6. Inspections of Components

6.1	Buyer shall have the right (but not the obligation) to inspect the Components prior to shipment. Seller shall give Buyer ten (10) calendar days’ notice of the scheduled date for packing the Components for shipping (“Packing Date”) and shall make the Components available for inspection. Buyer may, but shall not be obligated to, at any time prior to the Packing Date, inspect the Components during reasonable business hours and on reasonable prior notice to Seller. Buyer’s right to inspect under this section shall terminate on the Packing Date and Buyer shall have no right to delay the shipping date for the purposes of inspection or otherwise.

Article 7. Acceptance and Operation

7.1	The Seller will be responsible for supervision of the installation of the Attraction at the Site. Seller shall, with the operational assistance of the Buyer, prepare and test the installed Attraction for operation and formal acceptance by Buyer (“Commissioning”). Seller shall, with the operational assistance of the Buyer, train Buyer personnel in the operation of the Attraction and equipment safety. Seller’s installation supervision shall continue until completion and final acceptance in writing of the Attraction by Buyer for operations.

7.2	Upon completion of the Commissioning, the Seller will issue to the Buyer a Certificate of Final Commissioning for the Attraction (“Certificate of Acceptance”), signed by the Seller, declaring that (a) the Attraction have been provided by the Seller in all material respects in accordance with the Agreed Specifications, as modified pursuant to the terms of this Agreement, except for items listed on the Certificate of Acceptance, which minor defects will be remedied by the Seller within a mutually agreed time period, and (b) the Attraction are qualified for operation by the trained personnel of the Buyer.

7.3	The Buyer shall not operate the Attraction, whether in whole or in part, until the Buyer has duly signed the Certificate of Acceptance, thereby Accepting the Attraction, except for operation under the supervision of Seller’s personnel. If the Buyer operates the Attraction without the assistance and supervision of Seller prior to signing the Certificate of Acceptance, the Buyer will do so at its own risk and, in such event, the Seller shall be deemed to have Accepted the Attraction without reservation and Seller shall not be liable for any liability and/or warranty in connection therewith whatsoever, including any warranties under this Agreement, to the extent resulting from such premature operation.

7.4	The Buyer will ensure that the Attraction will be staffed with a sufficient number of operator at all relevant times and that all operators of the Attraction, including maintenance and service personnel, are suitable and fit for this type of job based upon Seller’s input on Buyer-prepared job descriptions and qualifications and are familiar with the manual and other written materials provided by the Seller and are properly trained and supervised. Seller to provide input on staffing requirements for maintenance personnel.

7.5	Before placing the Attraction into operation, the Buyer will ensure that (a) all safety devices, labels, signs and warnings provided by the Seller are in place, functional and legible, and (b) all labels, signs and warnings required by any applicable governmental law or regulation have been affixed or displayed as required by such laws or regulations. All items provided by Seller per this clause 7.5 shall be in English and Spanish.

7.6	The Seller will provide the Buyer with operating and maintenance manuals containing the instructions for maintenance and operation of each item of equipment and apparatus provided under this Agreement and any additional information specifically required under the Scope of Work. Seller agrees to provide Buyer with any updates to any such operating and maintenance manuals generally provided by Seller to its customers from time to time at no additional cost to Buyer. All documents provided by Seller per this clause 7.6 shall be in English and Spanish.

7.7	After the Certificate of Acceptance is signed by Buyer, Buyer shall keep record of maintenance logs for the Attraction and shall provide Seller periodic updates confirming compliance with recommended maintenance schedules during the warranty period.

Article 8. Risk and Ownership

8.1	Seller shall securely pack for overseas shipment. Buyer shall arrange delivery of all Components to the job site. The basis of supply is EXW incoterms. Buyer shall be responsible for arranging for the services of the carrier and shall be responsible for all shipping charges, premiums for freight insurance and other transportation costs incurred to the delivery point. Buyer shall bear all risk of loss occurring during shipping and transportation and shall bear the cost of insuring the Components against all standard risks.

8.2	Ownership and legal title to the Attraction shall pass to the Buyer upon Seller’s receipt of full payment of the Purchase Prices set out in Appendix C.

Falcon’s Treehouse National, LLC Seller	Page 6 of 30	Sierra Parima, S.A.S. Buyer

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Article 9. Taxes

9.1	The Seller shall bear any gross income taxes assessed to Seller by the United States of America and any applicate state therein.

9.2	The Buyer shall bear any custom duties, national, state, provincial or local property, sales, gross income (to the extent assessed against Buyer) or use taxes or any sort including duties and charges including in connection with the purchase of the Attraction, importation of the Components and Content, installation and operation of the Attraction or otherwise in connection with this Agreement which are imposed by any taxing authority, including charges (if any) imposed in the Port for storage, security and similar fees.

Article 10. Termination

10.1	If the Buyer fails to make any payment when due as specified in this Agreement, the Seller shall give the Buyer written notice to remedy such breach. If Buyer fails to make full payment within thirty (30) calendar days of receiving such notice, the Buyer shall be in default of this Agreement and the Seller shall have the right to suspend its obligations under this Agreement and/or to terminate this Agreement.

10.2	Seller may terminate this Agreement on ten (10) calendar days’ notice to Buyer if Buyer has not made the initial payment set forth on Appendix C when required.

10.3	If either party fails to keep, observe or perform any covenant, agreement, term or provision of this Agreement, and such failure continues beyond the later of; (a) thirty (30) days after the non-defaulting party gives the defaulting party written notice specifying in reasonable detail the claimed default; of (b) if such default is not susceptible of being cured within such thirty (30) day period, such longer period as is reasonably required to cure the breach or default specified in the notice, not to exceed one hundred twenty (120) days, then the non-defaulting party shall have the right to suspend its obligations under this Agreement and/or to terminate this Agreement and exercise any other remedies available under applicable law.

10.4	In the event of termination, except for cause to the extent attributable to Seller, Buyer shall remit all payments to Seller for all costs incurred up to the date of termination.

Article 11. Warranties & Representations

11.1	Seller warrants to Buyer that (a) the Scope of Work will be performed in a first class, workmanlike manner; (b) the Components and Content furnished by Seller will be free from defects in design, material and workmanship and will conform to and perform in accordance with the Scope of Work and Agreed Specifications; (c) that the Seller (i) has the right to manufacture and sell the Components for operation by Buyer as intended and (ii) has the right to produce and sell the Content for operation by Buyer as intended without violating or infringing upon the intellectual property rights of any person; and (d) all Components furnished by Seller will perform properly for one (1) year from the date that the Certificate of Acceptance is signed by Buyer.

11.2	The warranties set out in Section 11.1 do not apply to defects or damage which are caused by non-conforming: incorrect operations; improper maintenance; incorrect repair by the Buyer; damages caused by passengers (except ordinary wear and tear); or defects due to alterations carried out without the Seller’s written consent.

11.3	(A) Buyer shall give written notice to Seller of any claim for breach of the warranties with respect to the Components in this Subsections 11(a), 11(b), 11(c)(i) and 11(d), including the facts relating to such breach and the steps to be taken to cure. Buyer shall provide written notice to Seller regarding any work or materials not meeting Seller’s warranties in Section 11.1.

(B) Buyer shall have (i) one (1) year from the date Content is furnished (meaning when the 1st Gold Candidate is loaded on site) by the Seller to Buyer to give written notice to Seller of any claim for breach of the warranties in Subsections 11.1(a) and 11. 1(b) and (ii) five (5) years from the date the Content is furnished by Seller to Buyer to give written notice to Seller of any claim for breach of the warranties in Subsection 11.1(c)(ii), including the facts relating to such breach and the steps to be taken to cure. Buyer shall provide written notice to Seller regarding any portion of the Content not meeting Seller’s warranties in Section 11.1.

(C) Within a reasonable timeframe after receipt of such notice, and determination the claim qualifies as a breach of warranty, as long as that said period does not exceed thirty (30) calendar days, such work or materials will be re-performed, repaired, or replaced remotely as determined by Seller at no cost to Buyer. All labor related costs for shipping of warranted item(s) shall be borne by the Seller.

Falcon’s Treehouse National, LLC Seller	Page 7 of 30	Sierra Parima, S.A.S. Buyer

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11.4	During the Warranty periods, Seller shall have two (2) calendar days within which to respond to Buyer’s notice. Within five (5) calendar days of receipt of notice, Seller shall remotely commence or initiate reasonable steps to commence the actions requested by Buyer per Section 11.3 or to provide Buyer with notice that Seller disputes Buyer’s claim. After the Warranty period, Seller shall have seven (7) calendar days within which to respond to Buyer’s notice by providing a proposal with a cost and schedule estimate to complete the actions requested by Buyer per Section 11.3 or to provide Buyer with notice that Seller disputes Buyer’s claim. All such disputes shall be handled in accordance with Section 14. Seller shall not be obligated to complete any proposed repair after the Warranty period unless both parties agree to the proposed cost and schedule estimate in writing.

11.5	If the Seller fails to timely respond to Buyer’s notice, the Buyer may but shall not be required to undertake necessary repairs at Seller’s expense and demand reimbursement of the sums of the repairs assumed.

11.6	If any materials or Components furnished by Seller are subject to any manufacturer’s warranties and such warranties are assignable, Seller agrees to assign such warranties to Buyer. Prior to delivery of the Certificate of Acceptance, Seller shall deliver to Buyer copies of all warranties on materials or Components furnished by manufacturers to the Seller and/or its subcontractors. Seller shall bind said copies of the warranties together in a single volume, grouped by trade and properly indexed.

11.7	EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE ATTRACTION, ANY COMPONENT, CONTENT OR ANY OTHER ITEM FURNISHED UNDER THIS AGREEMENT AND SELLER DISCLAIMS, AND EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF BUYER UNDER, ALL WARRANTIES AND OBLIGATIONS OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE ATTRACTION, ANY COMPONENT, CONTENT OR ANY OTHER ITEMS DELIVERED BY OR ON BEHALF OF SELLER UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

11.8	EXCEPT TO THE EXTENT ARISING OUT OF ANY VIOLATION OF SECTION 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OR ANY LOSS OF REVENUE, PROFIT OR SAVINGS ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABILITY TO USE, OR RESULTS OF USE OF ANY COMPONENTS, CONTENT OR THE ATTRACTION.

11.9	Seller represents and warrants that it is a limited liability company duly organized and validly existing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted herein.

11.10	Buyer represents and warrants that it is a limited liability company duly organized and validly existing under the laws of Dominican Republic and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted herein.

11.11	Buyer represents and warrants that through its entering into this Agreement with Seller, Buyer shall assume and agree to perform all existing and future obligations under the Contract. Buyer also assumes any and all liabilities of, and all claims against, if any, Katmandu has under the Contract as if the Buyer were the original party to the Contract, as long as that said obligations or responsibilities are directly attributable to the Buyer.

11.12	Buyer further represents and warrants that it expressly agrees to indemnify, defend and hold harmless the Seller from and against any and all claims, demands, damages, penalties, liens, attachments, debts, costs, expenses or other liabilities of any character whatsoever, arising out of or resulting from any breach of the Contract by Katmandu prior to the execution of this Agreement.

11.13	Through its entering this Agreement, the Buyer ratifies all previous actions taken by Katmandu under the Contract, with the same force and effect as if the action had been taken by Buyer.

11.14	The Buyer guarantees payment of all liabilities and the performance of all obligations incurred by Katmandu under the Contract that Buyer assumes under this Agreement, as may be amended from time to time, as of the Entry Date.

Falcon’s Treehouse National, LLC Seller	Page 8 of 30	Sierra Parima, S.A.S. Buyer

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11.15	The Parties agree that this Agreement, as amended, shall supersede and replace in its entirety the Contract and upon entering this Agreement, the Contract shall be deemed null and void and of no further force or effect whatsoever following as of the Entry Date of this Agreement.

11.16	Seller, on behalf of itself and its affiliates, and all other parties acting on their behalf or claiming under them, (a) irrevocably and unconditionally releases, acquits, exonerates and forever discharges Katmandu from any and all claims, demands, assertions, allegations, causes of action, controversies, proceedings, losses, damages, injuries, reasonable attorneys’ fees, costs, expenses, debts, liabilities, judgments or remedies, in each case of any kind or nature whatsoever (collectively, “Claims”) that any one or more of Seller and its affiliates have or may have against Katmandu related to or arising under the Contract, (b) covenants not to commence or prosecute, or aid in commencing or prosecuting, any Claims against Katmandu, and (c) if any such Claim is brought against Katmandu, will indemnify, defend and hold harmless any such party from and against any such Claim and any such party may plead or assert this release as a complete defense and bar to any such Claim.

11.17	Seller further represents and warrants that as of the Entry Date: (a) except as stated on Appendix C, all monies due and owing under the Contract by Katmandu have been paid in full, (b) any and all obligations of Katmandu pursuant to the provisions of the Contract have been performed, (c) no event of default exists under the Contract, nor do any state of facts exist that either with the giving of notice or passage of time, or both, would constitute a default, (d) the Contract was in full force and effect until terminated by mutual consent of Katmandu and Seller on the Entry Date.

Article 12. Confidential Information

12.1	“Confidential Information” means non-public information Buyer or Seller designated as being confidential. Such designation of confidentiality shall be in writing or marking for written materials and verbally at the time of disclosure, or in a summary written document following a verbal disclosure, for non-written materials. Confidential Information includes, without limitation, information in tangible or intangible form relating to and/or including the disclosing party’s trade secrets, technology, know-how, marketing or promotional activities, business policies or practices, customers, suppliers, financial and business information, cost and pricing information and information received from others that the disclosing party is obligated to treat as confidential.

12.2	Confidential Information shall not include any information, however designated, that: (i) is or subsequently becomes publicly available without the recipient’s breach of an obligation owed the disclosing party; (ii) is or subsequently becomes known to the recipient from a source other than the disclosing party other than by the breach of an obligation of confidentiality owed to the disclosing party; of (iii) is independently developed by the recipient.

12.3	Each party shall: (i) refrain from disclosing any Confidential Information to third parties; (ii) take reasonable security precautions, at least as great as the precautions taken by the recipient to protect its own confidential information, but no less than reasonable care, to keep confidential the Confidential Information; and (iii) refrain from using, including without limitation disclosing, reproducing, summarizing and/or distributing, Confidential Information except in pursuance of the business relationship between Buyer and Seller, and only as provided hereunder.

12.4	Notwithstanding the obligations herein, the receiving party may disclose Confidential Information of the other party in accordance with a judicial or other governmental order, provided that the recipient either: (i) gives the disclosing party reasonable notice prior to such disclosure to allow that party a reasonable opportunity to seek a protective order or equivalent, or (ii) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.

12.5	Each party may disclose Confidential Information to its affiliates, employees and vendors only on a need-to-know basis and will obtain or have in place written agreements from any such affiliates, employees and vendors sufficient to enable it to enforce all of the provisions of this Agreement.

12.6	Each party shall notify the other party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement, and will cooperate with the other party in every reasonable way to help it regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

Falcon’s Treehouse National, LLC Seller	Page 9 of 30	Sierra Parima, S.A.S. Buyer

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12.7	The parties shall, at the disclosing party’s request, return all originals, copies, reproductions and summaries of Confidential Information and all other tangible materials and devices provided as Confidential Information, or at the disclosing party’s option, certify destruction of the same.

12.8	Buyer agrees not to reverse engineer, attempt to reverse engineer, decompile, or disassemble any designs, hardware, configurations, computer software programs, or devices of the Attraction during such period of time as Seller continues to offer such necessary parts and/or services for the Attraction and makes the same available to Buyer at commercially reasonable rates and prices or for use at any location other than one controlled by Sierra Parima, S.A.S., its related or affiliated entities.

Article 13. Intellectual Property Rights

13.1	Any and all intellectual property owned by the Buyer and the Seller prior to the execution of this Agreement will remain the property of same as if such Agreement did not exist. For the avoidance of doubt, the non-originating party may only use said intellectual property outside of this Agreement with the express written permission of the originating party.

13.2	Seller grants Buyer a one-time, non-transferrable without Seller’s prior written consent, royalty-free, perpetual license to implement and operate the Attraction at the Site.

13.3	Work For Hire regarding the Content. Seller agrees that any and all Content in any of the deliverables included within the Scope of Work under this Agreement, as well as any modifications thereto made or developed by Seller or any of its employees, consultants, contractors, subcontractors or suppliers or others on behalf of Seller, shall be deemed to have been made or developed by Seller solely for the benefit of Buyer and will be considered a “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Buyer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Seller hereby assigns, conveys, and transfers to the Buyer all right, title and interest Seller may presently have or may hereafter have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Seller agrees to execute any documents necessary for Buyer to record and/or perfect its ownership of the Work and the applicable copyright. Seller shall not obtain any right, title or interest in or any right to use the fanciful characters created by Buyer and used in the attractions which are the subject of this Agreement or otherwise by Buyer in connection with any of its themed entertainment attractions.

13.4	Subject to prior written approval from Buyer, Buyer agrees to grant to Seller a revocable, worldwide, non exclusive, royalty-free license to use selected still images and video clips of the Work for use in Seller’s marketing materials, including but not limited to, Seller’s website, blog, social media pages, pitch materials to prospective clients or to Netflix for a streaming service episodic series and as part of submissions to industry related organizations and associations for industry award consideration.

13.5	Buyer hereby grants to the Seller a royalty free license to use, adapt, amend and otherwise utilize Buyer’s intellectual property (the “IP Rights”) as may be necessary for the Seller to perform its obligations in accordance with this Agreement. Seller shall reasonably comply in its creation of the Content with all restrictions on Buyer’s IP that are communicated to Seller by Buyer.

13.6	“IP Rights” means all copyrighted stories, plots and scripts and related rights, rights in designs, trademarks, trade names, goodwill, business names, trade secrets, know-how, and all other intellectual property rights related to the Katmandu characters, lore, story and imagery, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals, or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

13.7	Buyer shall indemnify, defend and hold harmless the Seller, any related company of Seller, their respective directors, officers, employees, representatives and agents from and against all claims, lawsuits, losses and expenses (including reasonable attorney’s fees) arising out of or resulting from any breach or inaccuracy of the representations or warranties regarding Buyer’s IP Rights as described in Clause 13.5.

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Article 14. Disputes

14.1	The parties shall attempt to settle any dispute, controversy, or claim arising out of or relating to this Agreement by negotiation in good faith. If the parties fail to reach settlement within a period of thirty (30) calendar days, then, upon notice by any party to the other(s), any unresolved dispute, controversy, or claim shall be settled in accordance with the arbitration provisions of this Agreement.

14.2	The rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Dominican Republic without regard to conflicts of laws principles. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be determined by arbitration under the Alternative Resolution Center of the Chamber of Commerce of Santo Domingo / Centro de Resolucion Alternativa de Controversias de la Camara de Cornercio y Produccion de Santo Domingo (“CRC”) pursuant to Law 50-87 about arbitration. The language of the arbitration shall be Spanish and any hearings shall be conducted in Santo Domingo, Dominican Republic. The arbitral tribunal shall be comprised of three persons, one to be appointed by each party and the third by the two so appointed. If either party fails to appoint an arbitrator, CRC will appoint the arbitrator at its sole discretion. The arbitral tribunal Will decide in accordance with the law. The final costs and fees, including the attorneys’ fees of the prevailing Party, will be paid by the unsuccessful party. The award of the arbitral tribunal shall be final and binding upon the parties hereto and their respective successors and permitted assigns.

Article 15. Legal Relief

15.1	In the event either party breaches, or threatens to breach any of the provisions of this agreement, the damages to the non-breaching party will be difficult to quantify; therefore, the non-breaching party may apply to a court of competent jurisdiction regularly sitting in Dominican Republic (the “Court”) for injunctive relief to restrain such breach or threat of breach, without disentitling the non-breaching party from any other relief in either law or equity, which may be sought through arbitration. For clarify, the non-breaching party may apply to the Court for immediate and temporary injunctive relief only. All other claims and the continuation of any injunction are to be settled through arbitration as per Article 14 of this Agreement.

Article 16. Adherence to Laws

16.1	Each party agrees to comply with applicable laws in carrying out its duties and responsibilities under this Agreement.

16.2	Buyer acknowledges it is purchasing Attraction from Seller, a United States based company, for implementation for a project outside of the United States of America. Accordingly, Buyer understands and acknowledges that Seller is not familiar with the laws, rules, and regulations (collectively the “Laws”) that may pertain in the Dominican Republic. Thus, Buyer shall use reasonable efforts to inform Seller of such regulations, codes, laws and statutes applicable to the Components, Content, installation of such, and Attraction at the Site and Seller agrees to comply with the same in its performance of the Work. In the event Seller is required to amend any Component, Content or process in order to comply with local Laws, Buyer shall provide the Seller assistance (including, but not limited to, providing detailed explanation on the relevant legal requirements and specifications, and assisting in communications with Buyer-appointed contractors, if necessary).

16.3	Agreement may be made in Spanish and English. In the event of a dispute as to the terms of this Agreement the English version shall prevail.

Article 17. Personnel

17.1	In case of illness, accident or death of any of Sellers personnel while working in the country of the Site, the Buyer shall inform the Seller immediately and the Buyer will assist in taking care of medical treatment, transportation to the hospital, nursing, medication, etc. Except to the extent covered by applicable workers’ compensation insurance, medical insurance, Medicare, Medicaid or other insurance or medical reimbursement plans, Buyer or its insurer(s) will pay or promptly reimburse Seller for the reasonable and necessary costs of medical treatment so required, including the costs of emergency transportation to the hospital selected by the Seller or to the place of residence of the employee. The Buyer will also unde1take to assist in the representation of the employee and Seller to governmental authorities in connection with any such illness, accident or death as well as the handling of related matters.

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17.2	In case any official permission or permit is required for the personnel of the Seller to perform work related to this Agreement, the Buyer is obliged to notify Seller of work requirements and to assist with all administrative aspects of gaining this permission or permit to ensure the timely performance by the Seller of the activities of its personnel in accordance with the Project Schedule. All the costs payable to any governmental agency for such permission or permits shall be paid by the Buyer.

Article 18. Indemnification

18.1	Subject to the provisions otherwise set forth in this Agreement, Seller shall defend, indemnify and hold harmless the Buyer and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorneys’ fees and related disbursements) incurred by reason of injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of Seller or its employees or agents or Seller’s breach of any representation, warranty, covenant or agreement in this Agreement.

18.2	Subject to the provisions otherwise set forth in this Agreement, Buyer shall defend, indemnify and hold harmless the Seller and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability and expenses whatsoever (including attorneys’ fees and related disbursements) incurred by reason of (a) injury to or death of any person or any damage to or loss of property which is due to negligence and/or willful acts of Buyer or its employees or agents; or (b) Buyer’s breach of any representation, warranty, covenant or agreement in this Agreement, (c) the resale or transfer of the Attraction to any third party. Buyer covenants to irrevocably and unconditionally release and discharge the Seller from and against any or all present or future claims and liability arising out of or in connection with the Attraction to the extent due to non-compliance with laws, rules, and regulations of the Dominican Republic disclosed by Buyer to Seller during the timeframe in which Seller was performing the Work, providing the Components and creating the Content pursuant to this Scope of Work. Buyer further agrees to indemnify and keep the Seller indemnified against all losses, liabilities, costs howsoever incurred, arising out of or in connection with any non-compliance of the Attraction in respect of the laws, rules, and regulations of the Dominican Republic except to the extent that Seller was timely informed of said requirements and failed to comply therewith.

Article 19. Representatives of the Parties and Notices

19.1	The Representatives of both for purposes of this Agreement shall be:

SELLER REPRESENTATIVE

Name: Cecil D. Magpuri

Title: Managing Member

Company: Falcon’s Treehouse National, LLC

Address:	6996 Piazza Grande Avenue
Suite 301
Orlando, FL 32835
United States of America

Phone: [***]

Fax: [***]

BUYER REPRESENTATIVE

Name: JOSE ANTONIO FUENTES DE LAMA

Company: Sierra Parima, SAS

Address: Palma Real Shopping

Village, Bávaro, municipal tourist

district Verón-Punta Cana,

Salvaleón de Higüey municipality,

La Altagracia province, Dominican Republic

Phone: [***]

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With a required copy to:

A)	Name: L. Scott Demerau

Company: Katmandu Group, LLC

Address:	6996 Piazza Grande Avenue, Suite 301
Orlando FL 32835

Phone: [***]

B)	Guzmán Ariza, Law Firm

Palma Real Shopping Village

Marianne Olivares, Esq (Molivares@drlawyer.com)

Alfredo Guzmán (Aguzman@drlawyer.com)

lnfo@drlawyer.com

Phone: [***]

Both parties may change their said Representative by notifying the other party of such change in writing. Notices or consents under this Agreement shall be in writing and delivered personally or, if mailed, shall be sent by certified mail (return receipt requested), by facsimile or by reputable international express carrier service, addressed to the recipient’s address or facsimile number set forth above, or to such other address or facsimile number as may be established by notice to the other party. Notice shall be effective upon actual receipt or five (5) business days after mailing or transmittal.

Article 20. Entire Agreement/Amendments

20.1	This Agreement and the appendices hereto contain the entire agreement among the parties and supersedes any and all prior negotiations, representations, communications, and agreements, whether written or oral, between the parties with regard to the subject matter hereof. Neither party has relied or may rely on any oral or written representations, communications, or agreements that are not contained herein. No alteration, modification, amendment or other change to this Agreement shall be binding on the parties unless in writing and executed by Seller and the Buyer.

Article 21. Assignment

21.1	This Agreement and the rights and obligations under this Agreement may be assigned by either the Buyer or the Seller to third parties only with the prior written consent of the other party, which consent may be withheld. As a condition to Seller’s consent to Buyer’s resale or transfer of an Attraction, any interest in the Attraction or the facility where the Attraction is installed, to a third party, the Buyer shall obtain written assurances that the transferee will assume the Buyer’s obligations under this Agreement provided that such assumption shall not relieve Buyer of its obligations hereunder.

Article 22. Governing Law

22.1	This Agreement shall be governed by and construed in accordance with the laws of the Dominican Republic, without regard to provisions pertaining to conflicts of law. The parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended. Buyer irrevocably consents and submits to the jurisdiction of the courts of Dominican Republic, with regard to any claims arising under or in connection with this Agreement. Buyer shall not commence or prosecute any suit, claim, or proceeding against Seller arising under this Agreement, other than in the courts identified in the preceding sentence.

Article 23. Invalidity

23.1	If for any reason any portion of this Agreement shall be held to be invalid or unenforceable for any reason under any applicable law, the remaining portions of the Agreement shall remain in full force and effect and the portion of the Agreement that is invalid or unenforceable shall be construed and deemed amended in the manner that most closely reflects the effect and intent of the original language.

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Article 24. Waiver of Breach

24.1	The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

Article 25. Background, Enumerations and Headings

25.1	The “Background,” enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

Article 26.

[THIS SECTION IS INTENTIONALLY LEFT BLANK.]

Article 27. Force Majeure

27. l	Neither party shall be responsible for any failure to perform, or delay in performing any of its obligations under this Agreement, where and to the extent that such a failure or delay results from causes outside the control of such party. Such causes shall include, without limitation, delays caused by the other party, acts of God or of a public enemy, acts of the government in its sovereign capacity, wars, acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, riot, earthquake, fires, tidal wave and/or tsunami, typhoon, hurricane, tempest, floods, epidemics, other natural disasters, pandemics, quarantine restrictions, freight embargoes, strikes, civil commotion, or the like (“Force Majeure Event”). Nothing in this provision shall relieve Buyer from its obligation to pay Seller for any amounts due to Seller up and until the Force Majeure Event.

Article 28. Survivability

28. l	The Section 11, 12, 13, 14, 15, 16, 18, 19, 20, 21, 22, 23, 24, 25, 27 and 28 shall survive the termination, expiration or cancellation of the Contract.

Article 29. Execution

29.1	This Agreement may be executed by the parties in one or more separate counterparts. All of such counterparts taken together shall be deemed to constitute one and the same instrument shall have the same force and effect as if an original.

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IN WITNESS WHEREOF, the parties have:

EXECUTED AND SIGNED this Agreement in four (4) originals, of equal contents and effect, one each for the contracting parties and the remaining one for the Notary Public who shall authenticate the signatures of the parties, in Bávaro on 22 June 2022 and effective nunc pro tunc as to April 28, 2021.

/s/ CECIL D. MAGPURI
CECIL D. MAGPURI on behalf of
FALCON’S TREEHOUSE NATIONAL, LLC

Notary’s jurat

EXECUTED AND SIGNED this Agreement in four (4) originals, of equal contents and effect, one each for the contracting parties and the remaining one for the Notary Public who shall authenticate the signatures of the parties, in Bávaro, on 22 June 2022 and effective nunc pro tunc as to April 28, 2021.

/s/ SIERRA PARMA
NAME on behalf of
SIERRA PARMA, S.A.S.

Notary’s jurat

I, LIC. FELIX BAUDILIO CORPORÁN CHEVALIER, Public Notary of Higuey, registered in the College of public Notaries of Dominican Republic under number 1764 and the Bar Association of the Dominican Republic under 8188-431-89, CERTIFY AND ATTEST: that the signatures foregoing were placed voluntarily in my presence by CECIL D. MAGPURI and Samuel Jorge Bello, whose particulares and capacities are stated in the foregoing act, and who declared to me that those are the signatures they use in all their acts. In Verón Punta Cana Higüey municipality La Altagracia province, Dominican Republic, at twenty two (22th) day of June of the year two thousand twenty two (2022).

ATTEST:

/s/ LIC. FELIX BAUDILIO CORPORÁN CHEVALIER
LIC. FELIX BAUDILIO CORPORÁN CHEVALIER
Public Notary

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Appendix A: Agreed Specifications1

KEY FEATURES:

Attraction Specification:

●	Size

o	Total Area – Approximate 1050 square meters
o	Room or Scenes – 12 distinct areas (see descriptions below)

●	Capacity & Timing

o	THRC – 240 guests per hour
o	12 guests per show pulse
o	3-minute cycle duration per scene
o	Approximately 1.5 to 2.0 minute “show” duration in each scene
o	Total experience duration – approximately 21min+ additional dwell time in laboratory

●	Scene Descriptions

o	Queue – indoor queuing space with upside-down scenic, props & dressings, background audio & lighting elements.
o	Vortex Tunnel – typical rotating vortex tunnel with sound and lighting effects. Additional, bypass hallway with light thematic elements.
o	Portrait Gallery#1 –Themed room as Victorian mansion parlor room. Includes scenic, props & dressings, projection mapping on 1 wall, media, lighting effects, audio, & animated props.
o	Safe Room – Dimly lit room positioned on top of a rotating table. Lighting & audio only.
o	Portrait Gallery #2 – Themed room as Victorian mansion parlor room. Includes scenic, props & dressings, projection mapping on l wall, media, lighting effects, & audio. Additional, transition hallway with light thematic elements
o	Interactive Scene 1 – Mythika room including scenic, props & dressings, projection mapping on 4 walls, media, lighting effects, audio. Center of room features interactive stations for 12 guests. Additional, transition hallway with light thematic elements
o	Interactive Scene 2 – Mythika room including scenic, props & dressings, projection mapping on 4 walls, media, lighting effects, audio. Center of room features interactive stations for 12 guests. Additional, transition hallway with light thematic elements
o	Interactive Scene 3 – Mythika room including scenic, props & dressings, projection mapping on 4 walls, media, lighting effects, audio. Center of room features interactive stations for 12 guests. Additional, transition hallway with light thematic elements
o	interactive Scene 4 – Mythika room including scenic, props & dressings, via projection mapping on 4 walls, media, lighting effects, audio. Center of room features interactive stations for 12 guests. Additional, transition hallway with light thematic elements
o	Portrait Gallery #3 – Themed room as Victorian mansion parlor room. Includes scenic, props & dressings, projection mapping on upper ½ of all 4 walls, media, lighting effects, audio & animated props.
o	Mirror Maze – Dimly lit mirror maze transition to Kilgore’s laboratory. Includes audio & lighting elements. Additional, bypass hallway with light thematic elements.
o	Laboratory – Themed room as Kilgore’s lab, featuring 12 unique interactives, scenic, props & dressings, media, static lighting, and background audio.

[1]	These Specifications may be modified by written Change Order as the key features of the Attraction may evolve during the design phase.

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Appendix Bl: Scope of Work2

Seller will supply the following works and equipment under this Scope of Work. All Seller furnished equipment will be delivered in accordance with the terms and conditions of the Agreement.

EQUIPMENT

a)	Seller will provide design documentation of the overall show systems for the Quest attraction. The show system design is made up of the following sub-sysytem & elements.

i)	Rotating Floor System, Vortex Tunnel and Mirror Maze Elements.

(1)	Seller will supply data for the mechanical systems including:

(a)	General mechanical and electrical requirements.
(b)	Needs, size, location, and access required for all maintenance, mechanical, electrical and control equipment including equipment required for loading/unloading areas and operator stations.

ii)	Show Control System

(1)	Seller will supply design data for the show control system including:

(a)	General mechanical and electrical requirements.
(b)	Operator console interface, including size, mounting, and electrical connections.

iii)	Show Lighting System

(1)	Seller will supply design data for the Show Lighting system including:

(a)	Overall show lighting layout
(b)	Fixture list & specifications
(c)	Lighting control system description
(d)	General electrical and mechanical (HYAC) requirements.

iv)	A/V System

(1)	Seller will supply design data for the A/V system including:

(a)	A/V equipment layouts
(b)	A/V single line diagram
(c)	Projection studies
(d)	Cabling requirements
(e)	General electrical and mechanical (HVAC) requirements

v)	lnteractives & Interactive System

(l)	Seller will supply design data for the interactives including:

(a)	Interactive equipment layouts
(b)	Interactive single line diagram
(c)	Cabling requirements
(d)	General electrical and mechanical (HVAC) requirements

vi)	Scenic Elements, Props & Animated Props

(1)	Seller will supply design data for the thematic elements including:

(a)	Attraction scenic layout
(b)	B&W interior elevations
(c)	Colored interior elevations
(d)	Scenic sections & details as required
(e)	Prop/Element List
(f)	General Electrical Requirements (Animated Props)

[2]	This Scope of Work may be modified by a written Change Order as elements of the Attraction may evolve during the design phase.

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Appendix B2: Scope of Work3

Seller will supply the following works and equipment under this Scope of Work upon receipt of the Notice to Proceed and corresponding payment milestones. All Seller furnished equipment will be delivered in accordance with the terms and conditions of the Agreement.

a)	Seller will provide, integrate, and install the overall show systems for the Quest attraction. The show system is made up of the following sub-system & elements.

i)	Rotating Floor System, Vortex Tunnel and Mirror Maze Elements

(2)	Seller will provide a rotating motion base, vortex tunnel and mirror maze that will:

(a)	Be capable of accommodating 12 passengers to experience each element at each show cycle.
(b)	Meet the show intent for theming related to the overall show design.

(3)	Seller will supply operational data upon completion for the mechanical system including:

(a)	Operating procedures including operator control locations, loading/unloading procedure, emergency egress, and maintenance access requirements.
(b)	Operation and Maintenance Manuals.
(c)	Recommended Spares, Limited Life Components and Consumables List.
(d)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly by Buyer.

ii)	Show Control System

(1)	Seller will provide an application specific show control system that will:

(a)	Provide timeline control for the Seller furnished show systems.
(b)	Support the Buyer-approved program sequence of the Attraction.
(c)	Provide output communication to the Seller-provided Lighting Control System as required to deliver the Attraction.
(d)	Provide output communication to the Buyer-provided Show Controlled Doors as required to deliver the Attraction.

(2)	Seller will supply operational data upon completion for the show control system including:

(a)	Show operating procedures including operator control locations, loading/unloading procedure, emergency egress, and maintenance access requirements.
(b)	Operation and Maintenance Manuals.
(c)	Recommended Spares, Limited Life Components and Consumables List.
(d)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly by Buyer.

iii)	Show Lighting System

(1)	Seller will provide show lighting equipment including fixtures, lamps, and lighting control equipment that achieves the parameters outlines in Appendix A: Agreed Specifications
(2)	Seller will supply operational data upon completion for the Show Lighting system including:

(a)	Operation and Maintenance Manuals.
(b)	Recommended Spares, Limited Life Components and Consumables List.
(c)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly by Buyer.

iv)	A/V System

(1)	Seller will provide Audio/Visual equipment including projectors, screens, audio equipment, and show control equipment as identified within following equipment list.
(2)	Seller will supply operational data upon completion for the A/V system including:

(a)	Operation and Maintenance Manuals.

[3]	This Scope of Work may be modified by a written Change Order as elements of the Attraction may evolve during the design phase.

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(b)	Recommended Spares, Limited Life Components and Consumables List.
(c)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly by Buyer.

v)	lnteraclives & Interactive System

(1)	Seller will provide interactive system throughout the interior of the Attraction space.
(2)	Seller will supply operational data upon completion for the thematic elements including:

(a)	Maintenance and cleaning Manuals.
(b)	Recommended Spares, Limited Life Components and Consumables List.
(c)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly

vi)	Scenic Elements, Props & Animated Props

(1)	Seller will provide scenic theming, props & dressings, and animated props throughout the interior of the Attraction space.
(2)	Seller will supply operational data upon completion for the thematic elements including:

(a)	Maintenance and cleaning Manuals.
(b)	Recommended Spares, Limited Life Components and Consumables List.
(c)	Seller will supply OEM part numbers and cut sheets. All spares may be purchased directly by Buyer.

b)	Seller will provide, integrate, and install the overall show systems for the Quest attraction. The following is a preliminary list of hardware & equipment that is expected to form the show elements. A final hardware/equipment list will be developed upon completion of design & engineering.

i)	Queue Room

(l)	8x - 6.5” Pendant-Mount Speaker – black
(2)	Cable & Mounting Kit for speakers
(3)	Single Channel of Network Processing Amplifier
(4)	Show Lighting Fixtures
(5)	Scenic Elements

ii)	Vortex Tunnel Room

(1)	Vortex tunnel with integrated framework, motor, lighting, and guest walk path.
(2)	6x - 6.5” Pendant-Mount Speaker – black
(3)	1x - Compact 12” Subwoofer – black
(4)	Cable & Mounting Kit for speakers
(5)	Single Channel of Network Processing Amplifier

iii)	Portrait Gallery # 1

(1)	4x - 6.5” Pendant-Mount Speaker – black
(2)	1x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	3x Point source speakers
(6)	1x Laser projector for projection mapping
(7)	Ultra-wide zoom lens
(8)	Cable & Mounting Kit for Projector
(9)	Rackmount PC for video playback applications
(10)	10GB Network Adapter
(11)	Animated Prop – Talking Skull
(12)	Animated Prop – Void Vase
(13)	Show Lighting Fixtures
(14)	Scenic Elements

iv)	Safe Room

(1)	Rotating Floor – approximately 6.6m diameter
(2)	4x - 6.5” Pendant-Mount Speaker – black
(3)	1x - Compact 12” Subwoofer – black
(4)	Cable & Mounting Kit for speakers

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(5)	Single Channel of Network Processing Amplifier
(6)	Show Lighting Fixtures
(7)	Scenic Walls as stone/brick

v)	Portrait Gallery #2

(1)	4x - 6.5” Pendant-Mount Speaker – black
(2)	1x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	1x Laser projector for projection mapping
(6)	Ultra-wide zoom lens
(7)	Cable & Mounting Kit for Projector
(8)	Rackmount PC for video playback applications
(9)	10GB Network Adapter
(10)	Show Lighting Fixtures
(11)	Scenic Elements

vi)	Scene 1 Interactive Mythical Room

(1)	4x- 6.5” Pendant-Mount Speaker – black
(2)	1 x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	4x Laser projector for projection mapping
(6)	Ultra-short distance lens
(7)	Cable & Mounting Kit for Projectors
(8)	Rackmount PC for video playback applications
(9)	10GB Network Adapter
(10)	l2x Guest User Interface Devices
(11)	Show Lighting Fixtures
(12)	Scenic Elements

vii)	Scene 2 Interactive Mythical Room

(l)	4x - 6.5” Pendant-Mount Speaker – black
(2)	1x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	4x Laser projector for projection mapping
(6)	Ultra-short distance lens
(7)	Cable & Mounting Kit for Projectors
(8)	Rackmount PC for video playback applications
(9)	10GB Network Adapter
(10)	12x Guest User Interface Devices
(11)	Show Lighting Fixtures
(12)	Scenic Elements

viii)	Sene 3 Interactive Mythical Room

(1)	4x - 6.5” Pendant-Mount Speaker – black
(2)	1x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	4x Laser projector for projection mapping
(6)	Ultra-short distance lens
(7)	Cable & Mounting Kit for Projectors
(8)	Rackmount PC for video playback applications
(9)	10GB Network Adapter
(10)	12x Guest User Interface Devices
(11)	Show Lighting Fixtures
(12)	Scenic Elements

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ix)	Scene 4 Interactive Mythical Room
(1)	4x - 6.5” Pendant-Mount Speaker – black

(2)	lx - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier
(5)	4x Laser projector for projection mapping
(6)	Ultra-short distance lens
(7)	Cable & Mounting Kit for Projectors
(8)	Rackmount PC for video playback applications
(9)	10GB Network Adapter
(10)	12x Guest User Interface Devices
(11)	Show Lighting Fixtures
(12)	Scenic Elements

x)	Portrait Gallery #3
(1)	4x - 6.5” Pendant-Mount Speaker – black
(2)	1x - Compact 12” Subwoofer – black
(3)	Cable & Mounting Kit for speakers
(4)	Multiple Channel of Network Processing Amplifier

(5)	3x Point source speakers
(6)	4x Laser projector for projection mapping
(7)	Ultra-wide zoom lens
(8)	Cable & Mounting Kit for Projectors
(9)	Rackmount PC for video playback applications
(10)	10GB Network Adapter
(11)	Animated Prop – Talking Skull
(12)	Animated Prop – Void Vase
(13)	Show Lighting Fixtures
(14)	Scenic Elements
(15)	Mirror Maze Transition

xi)	Mirror Maze
(1)	6x - 6.5” Surface-Mount Speaker – black
(2)	Cable & Mounting Kit for speakers
(3)	Single Channel of Network Processing Amplifier
(4)	1x Laser projector for projection mapping
(5)	Ultra-wide zoom lens
(6)	Cable & Mounting Kit for Projector
(7)	Rackmount PC for video playback applications
(8)	10GB Network Adapter
(9)	Show Lighting Fixtures
(10)	Scenic Elements in Transition

xii)	Laboratory
(1)	12 Unique Interactives
(a)	Floor hopscotch w/ aural feedback
(b)	Yeti Sounds Audio Replication Interactive
(c)	Digital Character Puppet
(d)	Scents of Mythica
(e)	A/R Station - views of Mythica (ie Periscopes)
(f)	Katmandu Character Zoetrope
(g)	Scavenger Hunt
(h)	Mytica Portal Map w/ vacuum tubes
(i)	Bernoulli Work Bench
(j)	Mosaic Faces
(k)	Cog Wall
(I)	Animation Workstation
(2)	6x - 6.5” Pendant-Mount Speaker – black
(3)	Cable & Mounting Kit for speakers
(4)	Single Channel of Network Processing Amplifier
(5)	Show Lighting Fixtures

Falcon’s Treehouse National, LLC Seller	Page 21 of 30	Sierra Parima, S.A.S. Buyer

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(6)	Scenic Elements
(7)	Control System
(8)	4x – A/V Racks
(9)	Network switching
(10)	Control System Processor
(11)	HMI Panel View

(12)	1x - 10. l” Touch Screen w/ intercom control panel
(13)	1x - 5” Touch Screen Control Panel
(14)	4x – Push Button Control Panel

1. DOCUMENTATION DELIVERABLES

All documentation supplied by the Seller shall be written in the English language. Dimensions will be shown in both decimal inches and metric.

2. CODES AND STANDARDS COMPLIANCE

Seller equipment supplied under this Scope of Work will comply with the following industry codes, standards (as of the date of the Agreement):

●	ANSl AWS Dl .1/D1.1M:2010 Structural Welding Code – Steel
●	AISC – American Institute of Steel Construction – Steel Construction Manual
●	UL508A – Underwriters Laboratory
●	Where no applicable code exists, generally accepted industry practice shall be used

3. TESTING

3.1	FACTORY ACCEPTANCE TESTING

Prior to shipment, the Seller will perform various Factory Acceptance Tests (FAT) to verify that certain components meet the Seller defined performance requirements. Seller will complete Factory Acceptance Testing (FAT) plan in accordance with its standard policies and procedures and will apprise Buyer of time and location of tests and test results and provide full access to the FAT.

4. SHIPPING AND HANDLING

All equipment furnished under this Scope of Work will be provided according to Incoterms definitions in accordance with the terms and conditions of the Agreement.

5. INSTALLATION

5.1	Seller Installation Activities

5.1.1	Survey Review

In accordance with the requirements in Section 6.2.1, below, Seller shall review the survey results and provide feedback to the Buyer and indicate acceptance of facility.

5.1.2	Installation of Show System Elements

With the facility deemed “ready” by Seller for installation of the Show System Elements, Seller shall commence the installation. During the seller installation activities, the Buyer will supply labor support for Seller’s directed installation tasks.

5.1.3	Show System Commissioning

Seller will commission the show system after the completion of the show system integration and testing. This phase will include completion of installation and site acceptance testing (SAT) for the complete show system to deem it functional and for public use. Seller will develop an SAT plan in accordance with its standard policies and procedures and present it to the Buyer for approval. Upon satisfactory completion of SAT, in the opinion of the Seller, the Seller will issue a certificate stating that the show system is ready for general public use (Attraction Certificate). The show system is not considered ready for general public use and no persons, including the general public, Buyer or other third parties, will be allowed to experience the attraction without the expressed written permission of the Seller or until the Attraction Certificate is issued.

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5.1.4	Show System Creative Programming

Seller will provide complete programing of the show system to suit its creative intent for a maximum of two (2) weeks support. This includes both the technical show programming and creative direction for the show programming.

5.1.5	Show System Training

Seller will begin training the remainder of the Buyer’s operation and maintenance staff; this effort shall not exceed one (1) week.

5.2	Buyer Installation Responsibilities

5.2.1	Facility Survey

Buyer shall arrange and obtain survey services to record and confirm facility conditions related to installation of the show system. This shall occur in a timely fashion to allow for efficient scheduling and installation of the Attraction. The resulting survey data shall be made available to Seller for review and acceptance by Seller. Survey activities include, but are not limited to:

a)	Location of installation hardware prior to concrete pour
b)	Condition of the concrete pour for flatness, levelness, finish, and concrete strength, if applicable
c)	Facility locations for the power and data stub-ups and related hardware

5.2.2	Off-loading

Buyer shall arrange for off-loading the equipment from the common carrier to the Project site and within the final location in the Attraction.

5.2.3	Heavy Lifting equipment

All heavy lifting equipment and certified operators needed to move the equipment from the receiving area at the Project site to the Attraction facilities or within the show attraction facilities will be provided by the Buyer.

5.2.4	Secured Lay-Down Area

The Buyer shall maintain a lay-down area/staging location for the Seller attraction system equipment that is secure and safe from theft or vandalism. This secured area will be readily accessible to Seller. Buyer shall grant Seller with sufficient space in the lay-down area/staging location to access Seller’s shipping containers.

5.2.5	Attraction Site Security and Access

The Buyer shall undertake reasonable efforts to maintain a site for the attraction that is secure and safe from theft or vandalism. During the installation of the Attraction, Buyer shall ensure Seller readily available access to the attraction facilities. Furthermore, during the SAT and testing, Buyer shall ensure Seller seven (7) days per week access period, and at least a minimum of sixteen continuous hours per day of exclusive, secured access to the attraction’s motion path areas.

5.2.6	Facility Installed Electrical Cable

The Buyer shall supply, install, and terminate the interconnecting electrical cable/wiring in the facility’s conduit up to the Seller electrical enclosures prior to the show integration phase. Internal termination to the Seller supplied electrical enclosures will be completed by Buyer under technical supervision of the Seller. The Seller maintains the right to stop all work based on its determination that the installation process does not meet Seller Health, Safety, and Environmental requirements for its personnel and/or based on its determination the process is unsafe for those personnel involved.

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5.2.7	Facility Ready for Installation and “Dust-Free”

The Buyer shall meet the “facility ready” scheduled date to enable an on schedule start of Seller’s installation activities. Facility Ready shall be defined as concrete work complete, interior partition walls installed and primed, primary ductwork and conduit installed, and sufficient work lighting installed. During installation phase, Buyer and Seller shall work together to achieve facility “Dust Free” to enable installation and startup of sensitive electronic components such as projectors. Dust Free shall be defined as the state of the facility where all dust producing activities have been completed to include, but not limited to: Concrete cutting/drilling and drywall, drywall surface prep, spray painting. In addition, heating, ventilation, and air conditioning systems shall be fully operational with filters installed.

5.2.8	Permitting

The Buyer shall secure all required permits, licenses, or any other governmental or other work requirements in a timely manner.

5.2.9	Safety Requirements and Compliance

Buyer shall be responsible to meet all local and governmental health and safety requirements for the installation services performed by Buyer under the advice of Seller. The Seller maintains the right to stop all work based on its determination that the installation process does not meet Seller Health, Safety, and Environmental requirements for its personnel and/or based on its determination the process is unsafe for those personnel involved.

6. MISCELLANEOUS REQUIREMENTS

6.1	Facility Requirements

6.1.1	Environmental

The following temperature and humidity targets are recommended for the Attraction facility.

Temperature, Minimum: 60oF [16oC]

Temperature, Normal: 70oF [2loC]

Temperature, Maximum: 85oF [29oC]

Relative Humidity, Normal: 50%

Relative Humidity, Maximum: 65%

Falcon’s Treehouse National, LLC Seller	Page 24 of 30	Sierra Parima, S.A.S. Buyer

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7. FACILITY RESPONSIBILITY MATRIX

The Matrix shown in Table 1 summarizes task responsibilities during the installation process.

	Seller	Buyer
Show Lighting	X
Scenic Elements & Props	X
Installation Supervision	X
Specialty Installation	X
Scenic Art Direction	X
Scenic Buy Off		X
Interactive Design & Fabrication	X
Interactive Content	X
Interactive Software	X
Guest user interfaces	X
Packing/Crating	X
Shipping & Import Duties		X
Local Installation Labor Support		X
Interior Partition Walls		X
Drop Ceilings (if required)		X
Facility ceilings painted dark		X
HVAC		X
Power/Control Cabling & Facility Distribution		X
Ongoing software licenses (if required)		X
Foundation (pits)		X
Sealed Concrete Level Floor		X
Thematic Flooring Finishes	X
Retail Area Fit-out		X
Show Control	X
Show Lighting Fixtures	X
Lighting Controller	X
Facility/Maintenance Lighting		X
Automatic Doors		X
Show Control to Automatic Doors	X
Fire Sprinklers		X
Queue Railing		X
Signage		X
Props & Set Dressings	X
Vortex Tunnel	X
Mirror Maze transition	X
Rotating “safe room”	X
Exterior Façade		X
Audio Systems	X
Projection Systems	X
All show A/V Components	X
BGM Music	X
Voice Dialog	X
English/Spanish Language Solution	TBD
Specialty Equipment (none expected)	X
Acoustic Treatments		X
Local Permits		X
Internet Connection for remote access		X
Dust Free Facility		X
Recommended Spare Parts List	X
Spare Parts		X
All Programming (Both technical & creative)	X
All show design (scenic, lighting, a/v, interactives)	X
Specialty show sub-contractors	X
Manuals	X
Training	X
Remote Warranty Support – 12 months	X
Travel Expenses		X

Falcon’s Treehouse National, LLC Seller	Page 25 of 30	Sierra Parima, S.A.S. Buyer

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Appendix C: Purchase Price

Seller’s fees are calculated lump sum based on the Work under this Attraction Hardware Sales Agreement. The total fee the Work described in this Agreement, as may be modified by Articles 2.4, 3.2, and 5, and other applicable terms of this Agreement, is as follows:

Scope of Work	Purchase Price (USD)
Hardware/Equipment & PM	$	[***]
Total Purchase Price	$	[***]

Payment Terms4

Hardware/Equipment & PM		Fee in USD		% of Total
Advance payment (not later than October 31, 2020; received)	$	[***]	[5]	[***]	%
Prior to commencement of procurement & fabrication	$	[***]	[6]	[***]	%
Buyer’s receipt of hardware Ready for Shipment Notice	$	[***]		[***]	%
Arrival of goods in the Dominican Republic	$	[***]		[***]	%
Completion of the Work under this Agreement	$	[***]		[***]	%
Total	$	[***]		100%

Payment will be due ten (10) business days from the date of invoice. Invoices shall not be issued more frequently than once per month absent the prior written consent of Buyer. All fees are payable in US Dollars by direct transfer into our company bank account. We request that all payments by bank transfer are confirmed to our office by email or fax notice on the day of transfer. If payment is not received by Seller by the due date of the invoice, Seller shall have the option to stop work until such a time as Seller receives payment for such works rendered to date. Upon receipt of the said payments the project schedule shall be adjusted for any delays in payment (1 day longer for Seller to meet the next milestone delivery for each day the payment is delayed.)

Seller’s Bank Account Details:

Buyer shall transfer all payments to the Seller’s designated account. The Seller’s appointed Bank and account details are as follows:

Bank Name:	[***]
Bank Address:	[***]
[***]
Account Number:	[***]
Wire Routing Number:	[***]
ACH Routing Number:	[***]
SWIFT Code:	[***]

[4]	As of February 8, 2022 when the drafting of this Agreement was finalized, the payments in italics were outstanding as future obligations being assumed by the Buyer upon full execution of this Agreement.
[5]	This amount was previously paid by Buyer under the Contract, received by Seller on 3 November 2020. Accordingly, Seller agrees this obligation has been satisfied.
[6]	This amount was previously paid by Katmandu Group, LLC and received by Seller on 25 June 2021. Accordingly, Seller agrees this obligation has been satisfied.

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Appendix D: Certificate of Acceptance

[Omitted.]

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Appendix E: Project Schedule

Hardware Schedule

Task/Milestone	Duration
Payment – Deposit	October 31, 2020 (received)
Design & Engineering	3.0 months (January 31, 2021)
Holding	3.0 months
Invoice Date – Advance billing of Prior to Commencement of procurement & fabrication	April 30, 2021
Payment Due – Prior to Commencement of procurement & fabrication	Due upon of Notice to Proceed from Buyer
Fabrication, Manufacturing, Procurement & FAT	May 2021
Invoice Date – Advanced billing of Goods Ready to Ship	Dec 2021
Goods Ready to Ship	Jan 2022
Payment Due – Goods Ready to ship	Jan 2022
Invoice Date – Advanced billing of Arrival of goods	Feb 2022
Packaging and Transport	2 month
Payment Due – Arrival of goods	Mar 2022
Invoice Date – Advanced billing of Completion	Aug 2022
Installation	4 months
Commissioning/Site Acceptance Testing (SAT)	1.5 month
Programming	1.5 month
Payment Due – Completion	Sept 2022
Total Duration until handover	23 months

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Appendix F: Travel Policy

[Omitted.]

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Appendix G: Interactives Rom Breakdown

Bid
Design & Project Management	$	[***]
Sub Total	$	[***]

Walk Through – Scenic	$	[***]
Walk Through – Lighting	$	[***]
Walk Through – Hardware (A/V, SFX, SAE)	$	[***]
Sub Total	$	[***]

Laboratory – Scenic	$	[***]
Laboratory – Lighting	$	[***]
Laboratory – Interactives Hardware (A/V, SFX, SAE)	$	[***]
Sub Total	$	[***]

House Total	$	[***]

Falcon’s Treehouse National, LLC Seller	Page 30 of 30	Sierra Parima, S.A.S. Buyer